UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

GLADSTONE INVESTMENT CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On Wednesday June 27, 2012, at 9:00 a.m. Eastern Daylight Time, Gladstone Investment Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement, which was filed with the U.S. Securities and Exchange Commission on June 22, 2012.

A script of the call follows:

Hello and good morning. This is David Gladstone, Chairman.

This is a special call to explain the items in the proxy for shareholders and analysts of Gladstone Investment Corporation, common stock, NASDAQ trading symbol GAIN, and preferred stock, NASDAQ trading symbol GAINP.

Thank you all for calling in. We are happy to talk to shareholders and you all know that you have an open invitation to visit us here in the Washington, DC area. Please stop by at the office in McLean, Virginia, and say hello. You will see some of the finest people in the business.

We invite you all to come to the shareholders meeting on August 9, 2012 at 11 a.m. at the Hilton McLean Tysons Corner, located at 7220 Jones Branch Drive, McLean, VA 22102.

If you are not coming, then please vote your shares using your proxy so that we get the votes in.

You can vote your shares by mailing in your proxy card.

And you can vote by calling (800) 690-6903, but if you call you have to have your proxy card with the proxy control number to give to the operator.

Another way to vote with that proxy control number is to go to www.proxyvote.com, and vote online.

And you can vote by calling your broker and your broker can help you vote, too.

Recent regulation changes have made voting of shares a very difficult matter. Your broker is no longer able to vote your shares for you on non-routine matters, such as electing directors. As a result the cost to your fund to round up the votes by calling and asking shareholders to vote their shares, is now a major expense. And that takes away dollars that could be paid in dividends to shareholders. More government regulations for us to comply with make it less profitable for us and all public companies.

Before I begin, I need to read a statement about forward looking statements.

This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934 including statements with regard to the future performance of the Company.

These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable.

There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements including those factors listed under the caption “Risk Factors” in all of our Form 10-K fillings as filed with the Securities and Exchange Commission and can be found on our web site at www.GladstoneInvestment.com and the SEC’s web site.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Before starting with the matters in the proxy, I want you to know that we will have our quarterly earnings call for the quarter ending June 30, 2012, in the beginning of August so I will not be able to answer questions about the 10-Q we are planning to file for that quarter on this call. Look for that press release, or better yet, go to our website and sign up for Email Notifications so you get the information when it is posted. You can also follow us on Twitter, user name ‘GladstoneComps’ or on Facebook, keyword ‘The Gladstone Companies.’

I can report to you that our fund is performing well. And just to make sure we all remember, as our most recent filings showed, this fund does not have any investments in some of the more troubled sectors. For example, we do not have investments in home mortgages or the housing industry, nor do we intend to make any. We have never had any home mortgages in our portfolio. Also we do not have investments in any of those captive suppliers to the US automobile industry. Some of our portfolio companies do make things that help those suppliers, but we do not think that they will be damaged by all the turmoil in that new car industry.

Also know that we have not invested in banks or other financial institutions or those that are related to finance like leasing companies.

And finally as you know we do not invest in the small high tech industry and we have never invested in start-up companies.

But please do not ask any questions about the earnings for the June quarter because until we release our quarterly numbers, I cannot discuss them at all.

I can tell you that we will have our board meeting in the first half of July and I expect our board to declare our monthly distributions as we have done before.

Now let’s turn to the proxy. In the proxy we have asked shareholders to vote on a number of things. Some are easy to understand and others are not as easy.

1. First, we are asking you to re-elect three directors. No need to explain that because we do that every year. The one difference is that we have one director that will represent preferred shareholders and will be elected solely by the preferred shareholders.

2. Second, we are asking shareholders to approve a proposal to authorize our fund to sell shares of our common stock at a price below the then current net asset value per share. Many Business Development Companies or BDCs are asking shareholders to do this because almost all the BDCs stock prices are below net asset value per share. We are asking you to do this because, as the stock recovers and gets closer to net asset value, we may need to issue a few new shares to make new investments or pay off debt.

As you all know, our fund pays out 98% of our income to avoid paying taxes. And we do that each year.

This means the only way to grow is to raise equity or debt. We are limited by law to having less than our equity in the amount of debt (in other words, a 1:1 debt to equity ratio) so none of the companies like ours are highly leveraged. And that is a good thing.

In order to grow the assets and earnings of our fund, we will need to raise equity sometime in the distant future. With the stock price so low it is not possible in the current environment except by doing a rights offering. And rights offerings are very expensive because the short sellers come in and knock down the stock. We had that happen to us in 2008. So we do not want to do that except in an emergency.

But as the stock price comes back up, we need your vote to put in place this ability to sell shares below net asset value in order not to have to do a rights offering. Doing overnight offerings does not let the short seller come in and push down the stock price. But to do an overnight offering we need your approval to sell at below net asset value. Net asset value per share at March 31, 2012 was $9.38.

Let me add one other item. We have not discussed nor have a plan to sell stock today at this low stock price unless there was a dire situation or there was some other good reason. But if the stock was selling at something near net asset value then it might be advantageous to raise some equity as that would not cause severe dilution of our existing shareholders and it would permit the fund to grow and hopefully increase the dividend.

We asked you to do this each of the last three years and you gave us that ability, but we did not use that right because the stock price did not get high enough and there was no emergency. We did not use the rights you gave us last year and will not use them unless we see a good reason to do so.

We need to have this proposal pass so we have an alternative to a right offering. And the government requires us to get this item passed by shareholders every year and that too runs up the cost of running this Company because of the cost of getting this proxy out and gathering votes. So we ask you to please review the proxy and vote for this one.

3. Third, we need shareholders to ratify the selection by our audit committee that has selected PricewaterhouseCoopers as our independent auditor for the next year end.

Now I must ask all of you to please vote your shares. It is ever so costly and time consuming to get shareholders to vote. The fund spends thousands of dollars trying to contact voters to vote on these issues, so please vote your shares. I would like to pay that money out as a dividend and not spend it on efforts like this.

Our dividend, by the way, has been $0.05 per month, a run rate of $0.60 per year. The board will meet the first part of July to vote on declaring the dividend for July, August and September.

As far as we can see the economy is turning around every so slowly. There is a credit squeeze because banks have curtailed their lending. That hurts the economy a lot. The government is borrowing so much money that there does not seem to be much left for businesses. They are crowding out the little guy.

But we can only see a couple of quarters out so we want to be careful. We are stewards of your money. We will stay the course and continue to be conservative in our investment approach.

We invite you all to come to the shareholders meeting on August 9, 2012 at 11 a.m. at the Hilton McLean Tysons Corner, located at 7920 Jones Branch Drive, McLean,VA 22102. We would like to see you all and talk about the Company at that meeting. If you are not coming, then please vote your shares of stock so that we get past this. You can vote your stock by mailing in your proxy.

You can vote by calling your broker.

And you can vote by calling (800) 690-6903, but you have to have your proxy card with the proxy control number to vote by phone.

If you have your proxy control number you can vote on the Internet by going to www.proxyvote.com.

If you haven’t received your proxy in the mail yet, you should call your broker and get them to send you a replacement. But please vote so we can continue to grow the Company.

That is the end of the call.